Exhibit 99.1

GAINSCO REPORTS 4th QUARTER AND YEAR 2003 RESULTS

     DALLAS, Texas, March 5, 2004 — GAINSCO, INC. (OTCBB: GNAC) today reported net income for the fourth quarter 2003 of approximately $1.5 million. After the accretion of the discount on the redeemable preferred stock of approximately $0.8 million and the accrual of dividends on the redeemable preferred stock of approximately $0.2 million, net income applicable to common shareholders was approximately $0.5 million, or $0.02 per common share, basic and diluted.

     For the twelve months ended December 31, 2003, net income was approximately $3.4 million. After the accretion of the discount on the redeemable preferred stock of approximately $3.0 million and the accrual of dividends on the redeemable preferred stock of approximately $0.7 million, net loss applicable to common shareholders was approximately $0.4 million, or $0.02 per common share, basic and diluted.

     “The Company’s nonstandard personal automobile business in Florida continued to produce profitable operating results this quarter. Additionally, in furtherance of our strategic geographic diversification objective, the Company began writing nonstandard personal automobile policies in Texas during the fourth quarter and has begun its market introduction in Arizona,” said Glenn W. Anderson, GAINSCO’s president and chief executive officer.

     The Company continued to exit the commercial lines business. As of December 31, 2003, 525 commercial claims remained, compared to 600 at September 30, 2003, and 1,062 at December 31, 2002.

     Combined statutory policyholders’ surplus at the end of the fourth quarter 2003 was $41.7 million and compares to combined statutory policyholders’ surplus at September 30, 2003 of $40.6 million. The combined statutory policyholders’ surplus at the end of the fourth quarter 2003 does not include approximately $2.0 million of after-tax, unrealized capital gains that existed in the statutory bond portfolios. The Company expects that a dividend from statutory policyholders’ surplus of a subsidiary to the holding company of approximately $4.2 million will be paid on March 22, 2004.

     The Company’s net unpaid claims and claims adjustment expenses at December 31, 2003 were $76.6 million, compared to approximately $79.0 million at September 30, 2003. These balances do not include the beneficial effect of ceded reserves to a reinsurer under a reserve reinsurance cover agreement in the amount of approximately $13.8 million at December 31, 2003, and approximately $15.4 million at September 30, 2003 (the balances of which are included in Reinsurance Balances Receivable). The principal components of the net reduction in the reserve balances from September 30, 2003 to December 31, 2003 are the settlement of claims in the normal course and a decrease in ultimate expected liabilities in personal auto, which were partially offset by an increase in ultimate expected liabilities in commercial lines.

     Net premiums earned for the fourth quarter of 2003 were $9.9 million, compared to $11.9 million for the same period in 2002. Net premiums earned for the twelve months ended December 31, 2003 were $34.4 million, compared to $60.3 million for the twelve months ended 2002. The decreases

THE GAINSCO COMPANIES

1445 Ross Avenue, Suite 5300, Dallas, Texas 75202
214.647.0415 Fax 214.647.0430

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in net premiums earned from 2002 to 2003, for the fourth quarter and twelve month period, relate primarily to the Company’s exit from the commercial lines business. This decrease was partially offset by the Company recording written and earned premiums related to its commutation of a reinsurer’s participation on several reinsurance contracts.

     The combined ratio under generally accepted accounting principles (“GAAP”) for the fourth quarter of 2003 was 100.8%, compared to a combined ratio of 121.5% for the 2002 fourth quarter, in each case including both the commercial lines business from which the Company is exiting and the continuing personal lines business. The GAAP claims and claims adjustment expenses ratio for the 2003 fourth quarter was 82.4%, compared with 79.8% for the fourth quarter of 2002. The GAAP expense ratio for the fourth quarter 2003 was 18.4%, compared to 41.7% for the 2002 fourth quarter. For the twelve months ended 2003, the GAAP combined ratio was 105.1%, compared to 125.9% for the same period in 2002. The GAAP claims and claims adjustment expenses ratio for the twelve months ended 2003 was 74.2%, versus 93.6% for the twelve months ended 2002. The GAAP expense ratio for the year ended 2003 was 30.9% versus 32.3% for the year ended 2002. The decreases in the expense ratio for the fourth quarter and year ended 2003, compared to the same periods in 2002, were due in large part to an increase in earned premiums and a decrease in the allowance for doubtful accounts for reinsurance balances receivable associated with the previously described reinsurance commutation.

     For the fourth quarter 2002, net income was approximately break-even. After the accretion of the discount on the redeemable preferred stock of approximately $0.7 million and the accrual of dividends on the redeemable preferred stock of approximately $0.2 million, net loss applicable to common shareholders for the fourth quarter 2002 was approximately $0.8 million, or $0.04 per common share, basic and diluted. For the twelve months ended December 31, 2002, net loss was approximately $8.8 million. After including the effect of the accretion of the discount on the redeemable preferred stock of approximately $2.7 million and the accrual of dividends on the redeemable preferred stock of approximately $0.7 million, net loss applicable to common shareholders for the twelve months ended December 31, 2002 was approximately $12.1 million, or $0.57 per common share, basic and diluted. For all periods presented, the effects of common stock equivalents and convertible preferred stock are antidilutive. Therefore, basic and diluted per share results are reported as the same number.

     The Company’s capital base at December 31, 2003 was approximately $45.5 million. This consisted of Shareholders’ Equity of approximately $13.4 million and three series of Redeemable Preferred Stock of approximately $32.1 million. At December 31, 2003, $7.4 million of unaccreted discount had yet to be charged to Shareholders’ Equity related to the accretion of the discount on the Redeemable Preferred Stock. Almost all of this unaccreted discount will be charged to Shareholders’ Equity by January 1, 2006, the redemption date of the Series A Preferred Stock. At December 31, 2003, Shareholders’ Equity per common share was approximately $0.63 (which includes unaccreted discount on Redeemable Preferred Stock of $0.34 per common share). Shareholders’ Equity less such unaccreted discount was approximately $6.0 million or $0.29 per common share. The aggregate redemption value of the Preferred Stock was approximately $39.5 million ($37.6 million stated value plus accrued dividends of approximately $1.9 million) at December 31, 2003.

THE GAINSCO COMPANIES

1445 Ross Avenue, Suite 5300, Dallas, Texas 75202
214.647.0415 Fax 214.647.0430

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     On March 23, 2001, the Series A Preferred Stock was called for redemption so that on January 1, 2006 the Company will be obligated to pay $31.6 million to the holder to the extent that it may legally do so and, to the extent it may not do so, the Company will be obligated to pay quarterly an amount equal to 8% interest per annum on any unpaid balance. The Series B and C Preferred Stock becomes redeemable at the option of holders commencing March 23, 2007 for the aggregate liquidation amount of $6.0 million plus accrued dividends. The Company anticipates paying dividends aggregating $2.1 million on the Series B and C Preferred Stock on April 1, 2004, which would bring dividends current to that point, and thereafter dividends will accrue at the rate of 20% per annum, of which at least half must be paid quarterly.

     The Board of Directors has been focusing on the Company’s obligations to the holders of the Preferred Stock, which are affiliates of three of the Company’s eight directors, and has formed a Special Committee of independent and disinterested directors to address the alternatives for providing for these obligations. The Special Committee first considered, with the assistance of an investment banking firm, proposals from holders of Preferred Stock for the recapitalization of the Company, including a proposal that would have involved an investment by two consultants and the President of the Company. No agreement was reached with the holders of the Preferred Stock, and all recapitalization proposals were withdrawn. The Board then expanded the mandate of the Special Committee to consider alternatives that might be available with unaffiliated third parties. The Special Committee intends to engage an investment banking firm to advise it as to any such alternatives that may be available to the Company. No prediction can be made at this time as to what will eventuate from this process or how long it will take.

     The annual meeting of the shareholders of GAINSCO, INC. will be held on May 12, 2004, at 9:00 a.m. Central Time, in the French Room of The Fairmont Hotel Dallas for the purposes of the election of directors and such other business that may properly come before the meeting. The persons entitled to notice of or to vote at this meeting will be those shareholders of record as of the close of business on March 26, 2004.

     GAINSCO, INC. is a Dallas, Texas-based holding company. The Company’s nonstandard personal automobile insurance products are distributed primarily through retail agents in Florida. Its primary insurance subsidiaries are General Agents Insurance Company of America, Inc. and MGA Insurance Company, Inc.

     Statements made in this release that are qualified with words such as “will be,” “may,” “anticipates,” “intends to engage,” “expects,” etc., are forward-looking statements. Investors are cautioned that important factors, representing certain risks and uncertainties, could cause actual results to differ materially from those contained in the forward-looking statements. These factors include, but are not limited to, (a) the Company’s ability to effectively adjust and settle remaining claims associated with its exit from the commercial insurance business, (b) heightened competition from existing competitors and new competitor entrants into the Company’s markets, (c) the extent to which market conditions firm up, the acceptance of higher prices in the market place and the Company’s ability to realize and sustain higher rates, (d) contraction of the markets for the Company’s business, (e) acceptability of the Company’s A.M. Best rating to its end markets, (f) the Company’s ability to meet its obligations in respect of its Redeemable Preferred Stock, (g) the ongoing level of claims and claims-related expenses and the adequacy of claim reserves, (h) the outcome of pending litigation, (i)

THE GAINSCO COMPANIES

1445 Ross Avenue, Suite 5300, Dallas, Texas 75202
214.647.0415 Fax 214.647.0430

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the effectiveness of investment strategies implemented by the Company’s investment manager, (j) continued justification of recoverability of goodwill in the future, (k) the availability of reinsurance and the ability to collect reinsurance recoverables, including amounts that may become recoverable from two reinsurers with less than A.M. Best “Secure” ratings, (l) the Company’s ability to invest in new endeavors that are successful, (m) the limitation on the Company’s ability to use net operating loss carryforwards as a result of constraints caused by ownership changes within the meaning of Internal Revenue Code Section 382, (n) the ability of the Company to realize contingent acquisition payments in connection with its sale of the management contract controlling GAINSCO County Mutual Insurance Company, which was prejudiced by legislation passed in the session of the Texas Legislature ended June 2, 2003, and (o) general economic conditions, including fluctuations in interest rates. In addition, the actual emergence of losses and loss expenses may vary, perhaps materially, from the Company’s estimate thereof, because (a) estimates of loss and loss expense liabilities are subject to large potential errors of estimation as the ultimate disposition of claims incurred prior to the financial statement date, whether reported or not, is subject to the outcome of events that have not yet occurred (e.g., jury decisions, court interpretations, legislative changes, subsequent damage to property, changes in the medical condition of claimants, public attitudes and social/economic conditions such as inflation), (b) estimates of losses do not make provision for extraordinary future emergence of new classes of losses or types of losses not sufficiently represented in the Company’s historical data base or which are not yet quantifiable, and (c) estimates of future costs are subject to the inherent limitation on the ability to predict the aggregate course of future events. A forward-looking statement is relevant as of the date the statement is made. The Company undertakes no obligation to update any forward-looking statements to reflect events or circumstances arising after the date on which the statements are made. Please refer to the Company’s recent SEC filings for further information regarding factors that could affect the Company’s results.

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[The GAINSCO, INC. and Subsidiaries Consolidated Statements of Operations for the quarters and twelve months ended December 31, 2003 and December 31, 2002 follow.]

Release Date:	Friday, March 5, 2004 — FOR IMMEDIATE RELEASE
Company Contacts:	Scott A. Marek, Asst. Vice President-Investor Relations 214.647.0427 Richard M. Buxton, Senior Vice President 214.647.0428 Email address: ir@gainsco.com Website: www.gainsco.com

THE GAINSCO COMPANIES

1445 Ross Avenue, Suite 5300, Dallas, Texas 75202
214.647.0415 Fax 214.647.0430

GAINSCO, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share data)

	Quarter ended		Twelve months ended
	December 31		December 31
	2003	2002	2003	2002
Gross premiums written	$9,572	6,846	$34,594	44,223

Net premiums written	$9,577	7,209	$34,582	42,594

Net premiums earned	$9,864	11,897	$34,389	60,267
Net investment income	719	941	3,128	4,315
Net realized gains	784	1,001	2,050	2,049
Other income	1,040	1,401	4,762	6,847

Total revenues	12,407	15,240	44,329	73,478
Claims & CAE incurred	8,127	9,494	25,516	56,414
Commissions	1,030	1,021	4,117	7,487
Change in deferred acquisition costs	(161)	678	383	1,514
Interest expense	0	63	104	310
Underwriting and operating expenses	1,910	3,974	10,833	14,430
Goodwill impairment	0	0	0	2,860

Income (loss) before Federal income taxes	1,501	10	3,376	(9,537)
Federal income taxes	0	(13)	0	(776)

Net income (loss)	$1,501	23	$3,376	(8,761)

Net income (loss) available to common shareholders	$516	(848)	$(389)	(12,089)

Income (loss) per common share, basic and diluted:
Net income (loss) per common share *	$0.02	(0.04)	$(0.02)	(0.57)

GAAP RATIOS:
Claim & CAE Ratio	82.4%	79.8%	74.2%	93.6%
Expense Ratio	18.4%	41.7%	30.9%	32.3%

Combined Ratio	100.8%	121.5%	105.1%	125.9%

*	The effects of common stock equivalents and convertible preferred stock are antidilutive. Therefore, basic and diluted per share results are reported as the same number.